Exhibit 10.2
EXECUTION COPY
MASTER TRANSITION SERVICES AGREEMENT
between
TEMPLE INLAND INC.
and
FORESTAR REAL ESTATE GROUP INC.
and
GUARANTY FINANCIAL GROUP INC.

MASTER TRANSITION SERVICES AGREEMENT
Temple-Inland Inc. (“Temple-Inland”), Forestar Real Estate Group Inc. (“Forestar”) and Guaranty Financial Group Inc. (“Financial Services”) make this Master Transition Services Agreement (“Agreement”) in consideration of the mutual promises and agreements contained in this Agreement.
RECITATIONS
A. On the Effective Date, Temple-Inland will distribute to its shareholders pro rata all of the outstanding stock of Forestar (the “Forestar Distribution”) and all of the outstanding stock of Financial Services (the “Financial Services Distribution” and, collectively with the Forestar Distribution, the “Distributions”), both corporations that Temple-Inland currently owns and controls.
B. Incident to the Distributions, each of the Companies have been required to plan to disaggregate various shared services and certain common uses of facilities and equipment. In order to facilitate separation of the Companies on the Effective Date, the Companies have agreed that certain shared services and certain common uses of facilities and equipment should continue for a transitional period after the Effective Date (together such shared services and common uses are referred to as the “Transition Services”).
C. The Provider of the Transition Services and each Purchaser of Transition Services shall agree in a separate Schedule to this Agreement (“Schedule”) upon the scope, scale and description of each particular Transition Service to be provided, how long the Transition Service will be provided, early termination provisions, the price for the Transition Service expressed either as a fixed unit price or as a fixed periodic price, payment terms and such special terms and conditions as may be applicable to the particular Transition Service. Each of the Transition Services so scheduled shall be provided under the terms and conditions set forth in this Agreement as supplemented or expressly modified by the applicable Schedule. The form of the Schedules shall be substantially as set forth in Exhibit A.
D. All the capitalized terms used in this Agreement shall have the meaning either given those terms or incorporated by reference in the Glossary attached as Exhibit B.

ARTICLE I
SERVICES
Section 1.1 Initial Services. Commencing on the Effective Date, the Company designated as the Provider on each Schedule to this Agreement, shall provide to the Company or Companies designated as the Purchaser on the Schedule, the services set forth on that Schedule (“Initial Services”) under the terms and upon the conditions set forth in this Agreement, including the applicable Schedule.
Section 1.2 Company Groups. A Company may designate one of its Affiliates as the Provider on a Schedule. A Company may designate one of its Affiliates as the Purchaser on a Schedule. Any Company’s Affiliate that provides Transition Services and any Company’s Affiliate that purchases Transition Services shall be bound by the terms of this Agreement and the applicable Schedule under which the Transition Services are provided. Unless otherwise specifically provided in the applicable Schedule, the Affiliate designated either as a Provider or a Purchaser and the Company designating them shall be jointly and severally liable for all obligations under this Agreement with respect to the Transition Service provided under the applicable Schedule. As requested by the other parties to a Schedule, the applicable Company shall cause each of its Affiliates designated as a Purchaser or a Provider in that Schedule to execute the Schedule to evidence that the member is legally obligated by that Schedule and terms of this Agreement, but a signature by a member so designated is not required to bind that member.
Section 1.3 Omitted Services; Additional Services. If during the Term of this Agreement any of the Companies identifies a service that reasonably should have been included in the Transition Services, but was inadvertently omitted (“Omitted Services”), then that Company may request the Company that would have been the Provider of such Omitted Services to furnish the Transition Services. The Company requested to provide the Omitted Services shall do so if commercially feasible to provide the Transition Services under the terms of this Agreement for a fixed unit fee or fixed periodic fee set by the potential Provider in an amount reasonably estimated to cover the cost of providing the Transition Services and other commercially reasonable terms covered in a Schedule. If the Company requesting the Omitted Services accepts the terms for provision of the Omitted Services offered by the potential Provider, those Companies shall enter into a Schedule that will become part of this Agreement. Companies may also add additional services (“Additional Services”) that are not Omitted Services by entering into a Schedule that is made part of this Agreement provided that Additional Services entered under this Agreement must terminate no later than the end of the term of this Agreement.
Section 1.4 Performance of Services. Provider shall perform its duties and discharge its obligations under this Agreement in a commercially reasonable manner based upon its current practices in providing analogous services for itself or its Affiliates (or prior practices in the absence of a current practice) and in accordance with any service levels and performance obligations specified in the applicable Schedule. This obligation is subject to and upon the following conditions:
(a) No Provider shall be required to perform any Transition Service in a manner that would constitute a violation of applicable law.
(b) No Provider shall be required to perform any Transition Service for the benefit of any Third Party.
(c) Except as set forth otherwise in an applicable Schedule, no Provider shall be obligated to (i) hire or train additional employees, (ii) purchase, lease or license any additional equipment or software or (iii) pay any cost related to the transfer or conversion of Information to Purchaser upon termination of the Transition Services.
(d) Except as set forth otherwise in an applicable Schedule, Provider shall be solely responsible for maintaining during the applicable Service Period equipment, software, licenses, personnel, facilities and other resources reasonably necessary for Provider’s provision of the Transition Services for which it is responsible that are substantially equivalent to those resources that were available to the Provider at the Effective Date.
Section 1.5 Changes to Services. Except as provided in Section 1.9 below, Provider may make changes from time to time in the manner of performing the Transition Services, if:

(a) Provider is making similar changes in performing analogous services for itself or its Affiliates;
(b) Provider furnishes to Purchaser substantially the same notice (in content and timing) and right of consultation as Provider shall furnish to its Affiliates respecting such changes, provided that if there is no such notice or right of consultation, then Provider shall give a commercially reasonable notice and right of consultation to Purchaser;
(c) changes shall not result in any material degradation of the Transition Services and after the applicable changes, the Transition Services shall meet the standards imposed by this Agreement.
Section 1.6 Use of Third Parties to Provide the Services. Provider may discharge its duties and perform its obligations under this Agreement through agents, subcontractors or independent contractors.
Section 1.7 Mutual Cooperation. Purchaser and Provider shall cooperate with each other in connection with the performance of the Transition Services, including producing on a timely basis all Information that is reasonably requested with respect to the performance of the Transition Services.
Section 1.8 Internal Controls, Record Retention and Operating Policies. Provider shall maintain and comply with the internal controls, record retention policies and other operating policies and procedures that were in place prior to the Effective Date with respect to each Transition Service or as otherwise implemented by the Parties to comply with internal standards and procedures or applicable law. If a Purchaser under a Schedule requires a change to the internal controls or compliance policies or requires the implementation of additional internal controls or compliance policies related to a Transition Service in order to comply with changes to applicable law or internal standards and procedures, the Provider shall change or add to the internal controls or compliance policies related to the Transition Service as requested by the Purchaser. In connection with a Provider changing or adding to internal controls or compliance policies as required by the foregoing, the Purchaser shall pay for any additional costs for the Transition Service associated with the implementation or maintenance of the applicable change or addition; provided, however, that if (i) such change or addition is required for the compliance of both the Purchaser and the Provider with a law or policy applicable to both, or (ii) both the Purchaser and the Provider will benefit from such change or addition, the Parties shall negotiate in good faith an equitable sharing of the costs associated with such change or addition.
Section 1.9 Audit Assistance. Provider and Purchaser shall cooperate with the other in providing such Information as may be required and access for audits by independent certified public accountants, internal auditors, regulators, or other persons with the right of audit. A Party acting as a Purchaser hereunder may request its third party auditor to perform a SAS 70 Type II audit or other audit or review of such Provider’s internal controls and operating environment related to the Transition Services upon reasonable advance notice, and the Provider shall perform such an audit or review or assist Purchaser or Purchaser’s third party auditor in connection with such an audit or review, in each case at the Purchaser’s expense. At the conclusion of such audit or review, the Provider shall implement such reasonable changes to the Transition Services or operating environment to correct deficiencies identified in the audit report to ensure compliance with applicable law or that are otherwise necessary for Provider to comply with Purchaser’s internal policies in connection with the Transition Services. The Parties shall share the costs to implement all such changes equally. The Company being audited shall be responsible for all incremental costs incurred by other Companies in providing such Information or assistance.
ARTICLE II
CHARGES AND BILLING; TAXES
Section 2.1 Charges for Transition Services. The charges for the Transition Services shall be established in monthly units and shall be (a) as set forth in the applicable Schedules, or (b) determined in accordance with the charging methodology as set forth in the applicable Schedules (the “Charges”). Provider shall invoice Purchaser for the Charges in the manner and at the time provided in the applicable Schedule. Charges shall be good faith advance estimates of Provider’s cost of providing the Transition Services and shall not be corrected retroactively for actual costs. Provider may change the Charges for future billing at any time to cover a change in the cost of providing the Transition Service. Provider will give Purchaser thirty (30) days notice of any such change in Charges. Annually within 30 days after the anniversary date of this Agreement, Provider and Purchaser shall review the Charges and make any adjustments to those Charges going forward to reflect changes in the cost of providing the Transition

Services during the preceding year. Changes for any time period covered as an extension of service beyond the originally scheduled end date shall be at market value instead of cost. The market value pricing will be determined by the Provider and will be equal and equitable in light of market conditions for services of a like kind and duration. There will not be any charges for the time period between the Effective Date and January 1, 2008. The Parties intend that the Charges will be fair, reasonable and arms length pricing and in compliance with the affiliate transaction requirements promulgated from time to time by the regulatory entities having authority over financial services, including Office of Thrift Supervision (OTS) Regulations 12 C.F.R. 563.41 and 563.42 and Sections 23A and 23B of the Federal Reserve Act.
Section 2.2 Procedure. Purchaser shall pay to Provider the Charges as invoiced by Provider, in the manner and at the time provided in the applicable Schedule. All amounts due and payable under this Agreement shall be invoiced and paid in U.S. dollars.
Section 2.3 Late Payments. Charges not paid when due in accordance with the provisions of the applicable Schedule shall bear interest at a rate per annum equal to the lesser of Prime Rate plus two percent (2%) from such date due until the date paid, or the maximum contractual rate permitted by law.
Section 2.4 Taxes. Purchaser shall pay any and all Transfer Taxes incurred in connection with the applicable Provider’s provision of the Transition Services.
Section 2.5 Record-Keeping. Provider shall maintain complete and accurate records of any invoices and supporting documentation for all amounts billed to, and payments made by, the Purchaser under this Agreement, subject to Provider’s usual record retention policies. Provider shall provide to Purchaser or its designee documentation and other information relating to each invoice as may be reasonably requested by Purchaser to verify that Provider’s charges are accurate, complete, and valid in accordance with this Agreement.
Section 2.6 No Set-Off. Purchaser’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising.
ARTICLE III
TERM AND TERMINATION
Section 3.1 Term. Unless otherwise terminated pursuant to Section 3.2, this Agreement will terminate with respect to any Transition Service at the close of business on the last day of the Service Period for such Transition Service designated in the applicable Schedule. Notwithstanding the foregoing, Purchaser may elect to extend the Service Period for any Transition Service in accordance with the terms for extension provided in the applicable Schedule, if any are expressly provided. Except as provided in Section 8.1, this Agreement will terminate at the close of business on the last day of the last Service Period in effect (the “Term”).
Section 3.2 Early Termination. (a) Purchaser shall have the right at any time during the Term of this Agreement to terminate its obligation to purchase any Transition Service for future months, upon the giving of an advance written notice to Provider of (i) not less than the notice period set forth in the applicable Schedule or, (ii) if the applicable Schedule does not set forth a number of days, not less than thirty (30) days. If Purchaser terminates a Transition Service prior to the expiration of the Service Period for such Transition Service, the fees for any remaining months of the Service Period for associated Transition Services shall be decreased to account for the Transition Services that are terminated and any prepaid monthly Charges shall be refunded to Purchaser. Upon early termination of Transition Services under this section, Purchaser shall pay Provider a termination fee in a reasonable amount set by Provider to reimburse the Provider for any unreimbursed costs that directly result from the early termination and to recover any incurred fees or expenses being amortized over the Service Period.
     (b) In addition, Purchaser shall have the right at any time during the Term of this Agreement to terminate its obligations to purchase any Transition Service if Provider materially breaches a provision with respect to any particular Transition Service and, if curable, does not cure such breach within thirty (30) days after being given notice of such breach. Upon termination for breach, Purchaser shall not be obligated to pay a termination fee and any prepaid charges shall be prorated and the unused portion refunded to Purchaser.
     (c) Provider shall have the right at any time during the Term of this Agreement to terminate its obligation to provide any Transition Service if Purchaser materially breaches a provision with respect to any particular Transition

Service and, if curable, does not cure such breach within 30 days after being given notice of such breach. Failure to timely pay money shall be a material breach.
     (d) Provider shall also have the right at any time during the Term of this Agreement to terminate its obligations to provide any Transition Service if there is a change in control of Purchaser. For this section, “Change in Control” means transfer of a majority of Purchaser’s outstanding voting stock to a Person not a Party to this Agreement.
     (e) Provider shall also have the right to terminate its obligations to provide any Transition Service on thirty (30) days written notice if conditions change to render the provision of the Transition Service commercially unreasonable.
     (f) Written notice of any Early Termination shall be provided in the form attached to this Agreement as Exhibit D.
Section 3.3 Information Transmission. On or prior to the last day of each relevant Service Period, the Provider shall use commercially reasonable efforts to support any transfer of Information concerning the relevant Transition Services to the applicable Purchaser. If requested by the Purchaser, the Provider shall deliver to the applicable Purchaser, within such time periods as Provider and Purchaser may reasonably agree, all Information received, generated or computed for the benefit of such Purchaser during the Service Period, in electronic and/or hard copy form; provided that (a) the Provider shall not have any obligation to provide or cause to provide Information in any non-standard format, and (b) the Provider shall be reimbursed for its reasonable out-of-pocket costs for providing Information in any format other than its standard format, unless otherwise expressly provided in the applicable Schedule.
Section 3.4 Termination Assistance. Upon termination or expiration of this Agreement, each Provider shall have an obligation that survives such termination to provide to the Purchaser, or Purchaser’s designees, services as necessary to effect an orderly and smooth transition of the Transition Services to the Purchaser or a successor service provider and such other cooperation as reasonably requested by the Purchaser in connection with such termination or expiration. Any particular termination and expiration assistance services may be detailed in an applicable Schedule and shall include, at a minimum, any knowledge transfer, training of Purchaser’s or its designee’s personnel, transfer of data and other materials related to the Transition Services and any information and assistance reasonably necessary or desirable or reasonably requested by the Purchaser to ensure an orderly and smooth transition of the Transition Services to Purchaser or a successor service provider.
ARTICLE IV
CONFIDENTIALITY
Section 4.1 Protection of Information. Provider and Purchaser may share Information that is confidential or subject to privacy laws in the course of Provider performing Transition Services. Provider and Purchaser shall each protect and maintain the confidentiality of all Information provided to it by the other Party that is either designated as “confidential” by clearly so marking on or in the transmittal in a manner that may be easily observed, is required to be kept confidential under law, or contains financial or proprietary data (“Confidential Information”). Provider and Purchaser shall each use, as applicable, (a) in the absence of a policy or procedure used to provide substantially the same service before the Effective Date, the same internal policies and controls to protect and maintain the other’s Confidential Information as are used to protect their own Confidential information or (b) those policies and procedures that were in effect prior to the Effective Date and used by the Provider in providing substantially the same service to Purchaser. Provider and Purchaser shall use the other’s Confidential Information only as required for the purposes of this Agreement and shall return upon request, subject to the limitations of Section 3.3, or destroy Confidential Information that is no longer needed to render Transition Services in accordance with the receiving Party’s retention policies.
Section 4.2 Exclusion of Certain Information. The provisions of Section 4.1 do not apply to Information that (i) was, is or becomes generally available to the public other than as a result of a breach of this Section 4.1 or any applicable confidentiality agreement by the receiving Party or its representatives; (ii) was or is developed by the receiving Party independently of and without reference to any Confidential Information of the disclosing Party; or (iii) was, is or becomes available to the receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement.
Section 4.3 Non-Public Personal Information. Non-Public Personal Information means all “non-public personal information” as defined by the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., as amended from time to time, and all applicable implementing regulations and agency pronouncements related thereto, as amended from time to time (collectively, the “GLBA”). Provider agrees to keep confidential, safeguard and not disclose any Non-Public Personal Information in violation of the GLBA, the Interagency Guidelines Establishing Information Security Standards, the Fair and Accurate Credit Transactions Act, the Interagency Guidance on Response Programs for Unauthorized Access to Customer Information and Customer Notice (the “Interagency Guidance”), or in violation of any other applicable law. Provider warrants that its policies, business practices and methodologies are, to the extent required, or forseeably required, in compliance with any and all relevant portions of applicable law.
Section 4.4 Security Program. Provider will maintain reasonable security policies, procedures, and systems to protect Non-Public Personal Information it receives, stores, uses or transmits. Provider will maintain a comprehensive, written security program (“Security Program”) that is designed to: (a) ensure the security and confidentiality of Non-Public Personal Information; (b) restrict the use of Non-Public Personal Information to the purpose for which it is given to Provider; (c) protect against anticipated threats or hazards to the security or integrity of Non-Public Personal Information; and (d) otherwise comply with applicable law and meet the objectives of 12 C.F.R. Part 570, Appendix B, the Interagency Guidelines Establishing Standards for Safeguarding Customer Information. The Security Program will include administrative, technical, and physical safeguards that are commensurate with the scope of Provider activities and the sensitivity of Non-Public Personal Confidential Information. The Security Program will include, as appropriate, and without limitation: access controls on electronic systems that are used to maintain, access or transmit Non-Public Personal Information; adjustments to security programs due to technology changes; access restrictions at physical locations containing Non-Public Personal Information; encryption of electronic Confidential Information, as further set forth herein; dual control procedures; testing and monitoring of electronic systems; and procedures to detect actual and attempted attacks on or intrusions into the electronic systems containing or processing Non-Public Personal Information. Provider will promptly provide a copy of its Security Program to Purchaser upon its request. Upon request, Provider also will provide reasonable evidence that Provider maintains adequate security controls in accordance with the requirements herein.
Section 4.5 Notification of Security Breaches. Provider will comply with all applicable law relating to security breaches, including, but not limited to, Texas and California law and the Interagency Guidance. Provider will respond immediately to remedy any known security breaches or service disruptions and, in the event of any threatened or actual disclosure, loss or breach in the security of Information, Provider will immediately notify Purchaser of any threatened or actual disclosure, loss or breach, and the actions that Provider is taking to prevent any further disclosure, loss or breach.
Section 4.6 Operation of a Secure Site. Provider will undertake reasonable measures to ensure the security, confidentiality, and integrity of all Non-Public Personal Information transmitted through or stored on Provider’s server(s), including, without limitation: (a) providing at a minimum, 128-bit SSL encrypted session when collecting or utilizing Non-Public Personal Information; (b) firewall protection; (c) maintenance of independent archival and backup copies of all of Non-Public Personal Information and ensuring that all back-up tapes that contain any Non-Public Personal Information are no less than 128-bit encrypted; (d) protecting from any network attack and other malicious or disabling entry, data, work, code or program; (e) performing periodic information security risk assessments to identify and assess risks arising from any third party connection to the Provider’s information system and implementing any appropriate mitigating security controls; and (f) ensuring that Non-Public Personal Information is stored on a database that is separate from all web server(s) and on a host that is secured on Provider’s internal network or a non-Internet facing network. Provider will ensure that all user identifications and passwords and Confidential Information received and transmitted via the Internet is, at a minimum, 128-bit SSL encrypted. All stored passwords will be encrypted pursuant to these same encryption standards. Provider will use industry standard encryption algorithms to meet its encryption requirements hereunder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES; COVENANTS
Section 5.1 Authorization. Each Company represents and warrants: (a) that this Agreement has been validly executed and delivered by such Company and that the provisions set forth in this Agreement constitute legal, valid, and binding obligations of such Company and any of its Affiliates designated by Company as a Provider or Purchaser, enforceable against such Company and each such Affiliate in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending; and (b) that such Company has all requisite corporate power and authority to enter into this Agreement, including requisite authorizations from each Affiliate that may be designated as a Provider or Purchaser.
Section 5.2 Non-Infringement. Provider shall perform Transition Services under this Agreement in a manner that does not and shall not infringe, or constitute an infringement or misappropriation of, any intellectual property rights of any Third Party.
Section 5.3 Compliance with Laws. Each Party shall perform Transition Services under this Agreement in a manner that complies in all material respects with all applicable laws.
Section 5.4 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, PURCHASER ACKNOWLEDGES AND AGREES THAT ALL TRANSITION SERVICES AND ANY GOODS DELIVERED INCIDENT THERETO ARE PROVIDED ON AN “AS-IS” “WHERE-IS” BASIS AND THAT PROVIDER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSITION SERVICES AND PROVIDER HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTIES WITH RESPECT TO THE TRANSITION SERVICES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE VI
LIMITATIONS OF LIABILITY AND INDEMNITY
Section 6.1 Exclusion of Certain Damages. IN NO EVENT SHALL ANY PROVIDER OR PURCHASER, ITS AFFILIATES OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS BE LIABLE TO THE OTHER PARTY FOR INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THE PERFORMANCE OF TRANSITION SERVICES, EVEN IF THAT PROVIDER OR PURCHASER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND EACH PROVIDER OR PURCHASER HEREBY WAIVES ON BEHALF OF ITSELF AND THE MEMBERS OF ITS GROUP ANY CLAIM FOR SUCH DAMAGES, INCLUDING ANY CLAIM FOR LOST PROFITS, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.
Section 6.2 Provider’s Indemnification for Third Party Claims. Provider shall indemnify, defend and hold harmless Purchaser and its directors, officers and employees, and each of the successors and assigns of any of the foregoing from and against any and all claims of Third Parties relating to, arising out of or resulting from Provider’s gross negligence or willful misconduct in the performance of its obligations hereunder, or breach of this Agreement, other than to the extent such Third Party claims are attributable to the gross negligence, negligence, willful misconduct or breach of this Agreement by any Person so indemnified by Provider.
Section 6.3 Purchaser’s Indemnification for Third Party Claims. Purchaser shall indemnify, defend and hold harmless Provider and its directors, officers and employees, and each of the successors and assigns of any of the foregoing from and against any and all claims of Third Parties relating to, arising out of or resulting from Purchaser’s gross negligence or willful misconduct in the performance of its obligations hereunder, or breach of this Agreement, other than to the extent such Third Party claims are attributable to the gross negligence, negligence, willful misconduct or breach of this Agreement by any Person so indemnified by Purchaser.
Section 6.4 Clarification of Indemnification. As used in Sections 6.2 and 6.3, without limitation, “willful misconduct” includes any felony where scienter is an element, any intentional tort or any common law fraud.

ARTICLE VII
DISPUTE RESOLUTION; GOVERNING LAW
Section 7.1 Amicable Resolution. In accordance with Exhibit C, each Company and each Provider and Purchaser shall seek to resolve in an amicable manner all disputes and disagreements connected with their respective rights and obligations under this Agreement, including involving such senior management as may be required to reach resolution of any dispute.
Section 7.2 Arbitration. Subject to Section 7.1, and except for suits seeking injunctive relief or specific performance, in the event of any dispute, controversy or claim arising under or in connection with this Agreement (including any dispute, controversy or claim relating to the breach, termination or validity of this Agreement), Provider and Purchaser agree to submit any such dispute, controversy or claim to binding arbitration in accordance with Exhibit C.
Section 7.3 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the law of the State of Texas and applicable federal law, without giving effect to any conflict of law principle.
Section 7.4 Submission to Jurisdiction. SUBJECT TO SECTION 7.2, EACH OF THE PARTIES IRREVOCABLY SUBMITS (FOR ITSELF AND IN RESPECT OF ITS PROPERTY) TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN AUSTIN, TEXAS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT; PROVIDED THAT THE PARTIES MAY BRING ACTIONS OR PROCEEDINGS AGAINST EACH OTHER IN OTHER JURISDICTIONS TO THE EXTENT NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH PARTY ALSO AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR IN OTHER JURISDICTIONS UNLESS SUCH ACTIONS OR PROCEEDINGS ARE NECESSARY TO IMPLEAD THE OTHER PARTY IN ANY ACTION COMMENCED BY A THIRD PARTY THAT IS RELATED TO THIS AGREEMENT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. ANY PARTY MAY MAKE SERVICE ON ANY OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 8.12. NOTHING IN THIS SECTION 7.4, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL NONAPPEALABLE JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW OR AT EQUITY.
Section 7.5 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
ARTICLE VIII
MISCELLANEOUS
Section 8.1 Survival. Sections 1.9, Article 2, Sections 3.3 and 3.4, and Articles 4-7, shall survive any expiration or termination of this Agreement and of each Schedule made under this Agreement.
Section 8.2 Title to Intellectual Property. Each Purchaser acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any intellectual property that is owned or licensed by any Provider, by reason of the provision of the Transition Services provided hereunder. No Purchaser will remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by any Provider, and each Purchaser shall reproduce any such notices on any and all copies thereof. No

Purchaser will attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by any Provider, and each Purchaser shall promptly notify such Provider of any such attempt, regardless of whether by Purchaser or any Third Party, of which Purchaser becomes aware.
Section 8.3 Force Majeure. No Party shall be held liable or responsible to another Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.
Section 8.4 Independent Contractors. The Parties each acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, employer/employee, partnership or any other relationship.
Section 8.5 Subrogation. If any liability arises from the performance of any Transition Services under this Agreement by a Third Party contractor, the Purchaser with respect to such Transition Services shall be subrogated to such rights, if any, as the Provider may have against such third party contractor.
Section 8.6 Entire Agreement; Incorporation of Schedules and Exhibits. This Agreement (including all Schedules and Exhibits) constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter. All Schedules and Exhibits referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
Section 8.7 Amendments and Waivers. This Agreement may be amended and any provision of this Agreement may be waived, provided that any such amendment or waiver shall be binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.
Section 8.8 No Implied Waivers; Cumulative Remedies; Writing Required. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party hereto would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 8.7 and shall be effective only to the extent in such writing specifically set forth.
Section 8.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, and their respective successors and permitted assigns, any rights or remedies of any nature whatsoever under or by virtue of this Agreement.
Section 8.10 Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties, and any instrument purporting to make such an assignment without prior written consent shall be void; provided, however, either Party may assign this Agreement to a successor entity in conjunction with a merger effected solely for the purpose of changing such Party’s state of incorporation. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
Section 8.11 Responsible Parties. Each Party shall be responsible for its Affiliates compliance with the terms and conditions of this Agreement.

Section 8.12 Notices. All notices, demands and other communications given under this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), telecopied (and confirmed by telecopy answer back), or sent by reputable overnight courier service (charges prepaid) to the recipient at the address indicated below or such other address or to the attention of such other Person as the recipient Party shall have specified by prior written notice to the sending Party. Any notice, demand or other communication under this Agreement shall be deemed to have been given when so personally delivered or so telecopied and confirmed (if telecopied before 5:00 p.m. Central Time on a business day, or if sent, one business day after deposit with an overnight courier, or, if mailed, five business days after deposit in the U.S. mail.

TEMPLE-INLAND INC.
Attn: Morris Davis, General Counsel
1300 South Mopac Expressway
Austin, TX 78746
Fax: (512) 434-8051
FORESTAR REAL ESTATE GROUP INC.
Attn: David Grimm, General Counsel
1300 South Mopac Expressway
Austin, TX 78746
Fax: (512) 434-5780
GUARANTY FINANCIAL GROUP INC.
Attn: Scott Almy, General Counsel
8333 Douglas Avenue
Dallas, TX 75225
Fax: (214) 360-1908
The Parties may, in their discretion, agree to accept notices and other communications hereunder by electronic communications pursuant to procedures agreed to, provided that approval of such procedures may be limited to particular notices or communications. Unless the Parties agree otherwise, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
Section 8.13 Severability. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (ii) any such invalid, void or otherwise unenforceable provisions shall be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (iii) the remaining provisions shall remain valid and enforceable to the fullest extent permitted by applicable law.
Section 8.14 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. The use of the words “include” or “including” in this Agreement shall be by way of example rather than by limitation. The use of the words “or,” “either” or “any” shall not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The Parties agree that prior drafts of this Agreement shall be deemed not to provide any evidence as to the meaning of any provision hereof or the intent of the Parties hereto with respect hereto. In case of ambiguity or conflict between the terms and conditions of the body of this Agreement and the terms and conditions of a Schedule to this Agreement, the terms and conditions of the Schedule shall control.
Section 8.15 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 8.16 Delivery by Facsimile and Other Electronic Means. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re-execute original forms thereof and deliver them to all other Parties. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of facsimile machine or other electronic means as a defense to the formation of a contract and each such Party forever waives any such defense.
[SIGNATURE PAGE FOLLOWS]

SIGNED: To be effective as of the Effective Date on this 11th day of December, 2007.

TEMPLE-INLAND INC.

/s/ Doyle R. Simons

Name:	Doyle R. Simons

Title:	Executive Vice President

FORESTAR REAL ESTATE GROUP INC.

/s/ James M. DeCosmo

Name:	James M. DeCosmo

Title:	President and Chief Executive Officer

GUARANTY FINANCIAL GROUP INC.

/s/ Michael D. Calcote

Name:	Michael D. Calcote

Title:	Executive Vice President and Treasurer